Exhibit I


SECURITIES AND EXCHANGE COMMISSION
(RELEASE NO. 35- -------); 70-7727


            GPU, Inc., 300 Madison Avenue, Morristown, New Jersey 07960, a registered holding company, and GPU International, Inc., One Upper Pond Road, Parsippany, New Jersey 07054, GPU's on-utility subsidiary, have filed with the Commission a post-effective amendment to their Application on Form U-1 in SEC File No. 70-7727 pursuant to Sections 6(a), 7, 9(a), 10, 12, 32 and 33 of the Public Utility Holding Company Act of 1935 ("Act") and Rules 45, 53 and 54 thereunder.

            By orders dated December 22, 1997 (HCAR No. 26802), November 16, 1995 (HCAR No. 26409), June 14, 1995 (HCAR No. 26307), December 28, 1994 (HCAR
No.  26205),  September  12,  1994 (HCAR No.  26123) and June 26, 1990 (HCAR No.
25108) in SEC File No. 70-7727 (collectively, the "Orders"), the Commission, among other things, authorized GPU International to engage in preliminary project development and administrative activities ("Project Activities") in connection with its investment in (i) qualifying facilities ("QFs"), as defined in the Public Utility Regulatory Policies Act of 1978, as amended; (ii) exempt wholesale generators (EWGs"), as defined in Section 32 of the Act; and (iii) foreign utility companies ("FUCOs"), as defined in Section 33 of the Act.

            The Orders also authorized GPU from time to time through December 31, 2000 to, among other things, (i) enter into Guarantees(1) to secure or support GPU International's agreement with any person (including, without limitation, project lenders) in connection with Project Activities and the acquisition of ownership or participation interests in QF, EWG or FUCO projects, including guarantees of any security or other obligation of GPU International or a subsidiary of GPU International ("GPUI Subsidiary"), provided the issuance and sale of any such security is exempt from the requirement of prior Commission approval under Section 6(a) of the Act under Rule 52, or has been otherwise authorized by the Commission; (ii) guarantee the securities or other obligations of EWGs and FUCOs; and (iii) assume liabilities of EWGs and FUCOs. The aggregate amount of outstanding face or principal amount of Guarantee obligations and liabilities assumed will not exceed $500 million. In addition, the Orders authorized GPU International from time to time through December 31, 2000 to enter into Guarantees, and to assume the liabilities of EWGs and

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1       "Guarantees" include guarantees, support instruments and bank letters of
credit   reimbursement   agreements   or  similar   financial   instruments   or
undertakings.



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FUCOs,  in an  aggregate  amount of up to $150  million and  authorized  any GPU
Subsidiary which is not an EWG or a FUCO to guarantee the securities or other obligations of their direct or indirect subsidiaries from time to time through December 31, 2000 in an aggregate amount not to exceed, together with the aggregate amount of GPU International guarantees outstanding, $150 million.

            Applicants now request that the authority granted by the Orders be extended until June 30, 2004. In all other respects, the transactions heretofore authorized by the Commission in this docket would remain unchanged.

            The Application, as amended, is available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by ----------------, 2000 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the applicant at the address specified above. Proof of service (by affidavit, or in case of an attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the Application, as amended, may be granted.